Exhibit 99.1
Michigan Consolidated Gas Company
Unaudited Consolidated Financial Statements as of and for the Quarter and Nine Months Ended September 30, 2010

Michigan Consolidated Gas Company

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(in Millions)	2010	2009	2010	2009
Operating Revenues	$167	$189	$1,142	$1,237

Operating Expenses
Cost of gas	36	67	575	706
Operation and maintenance	96	94	271	326
Depreciation and amortization	20	27	68	80
Taxes other than income	11	12	42	38
Asset gains	—	—	—	(1)

	163	200	956	1,149

Operating Income (Loss)	4	(11)	186	88

Other (Income) and Deductions
Interest expense	17	19	50	51
Interest income	(2)	(2)	(6)	(6)
Other income	(2)	(1)	(5)	(6)
Other expenses	—	—	3	4

	13	16	42	43

Income (Loss) Before Income Taxes	(9)	(27)	144	45

Income Tax Provision (Benefit)	(4)	(8)	51	13

Net Income (Loss)	$(5)	$(19)	$93	$32

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

	September 30	December 31
(in Millions)	2010	2009
ASSETS
Current Assets
Cash and cash equivalents	$—	$2
Accounts receivable (less allowance for doubtful accounts of $113 and $134, respectively)
Customer	191	489
Affiliates	6	9
Other	45	40
Inventories
Gas	156	44
Materials and supplies	17	16
Gas customer choice deferred asset	97	107
Current deferred income taxes	39	46
Notes receivable
Affiliates	3	3
Other	3	3
Other	22	13

	579	772

Investments	24	50

Property
Property, plant and equipment	3,809	3,753
Less accumulated depreciation and amortization	(1,633)	(1,612)

	2,176	2,141

Other Assets
Regulatory assets	793	777
Net investment in lease	71	73
Notes receivable — affiliates	2	4
Prepaid pension costs — affiliates	173	154
Other	12	10

	1,051	1,018

Total Assets	$3,830	$3,981

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

	September 30	December 31
(in Millions, Except Shares)	2010	2009
LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Accounts payable
Affiliates	$16	$21
Other	159	181
Short-term borrowings
Affiliates	173	115
Other	20	327
Regulatory liabilities	51	25
Other	65	66

	484	735

Long-Term Debt	889	889

Other Liabilities
Deferred income taxes	413	363
Regulatory liabilities	620	626
Accrued pension liability — affiliates	31	33
Accrued postretirement liability — affiliates	214	218
Asset retirement obligations	116	114
Other	71	77

	1,465	1,431

Commitments and Contingencies (Notes 7 and 9)

Shareholder’s Equity
Common stock, $1 par value, 15,100,000 shares authorized, 10,300,000 shares issued and outstanding	534	509
Retained earnings	460	419
Accumulated other comprehensive loss	(2)	(2)

	992	926

Total Liabilities and Shareholder’s Equity	$3,830	$3,981

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
	September 30
(in Millions)	2010	2009
Operating Activities
Net income	$93	$32
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	68	80
Deferred income taxes and investment tax credits, net	44	22
Changes in assets and liabilities:
Accounts receivable, net	290	305
Inventories	(113)	(103)
Accrued pension and postretirement liability-affiliates	(4)	(40)
Prepaid benefit costs and due from affiliate	(19)	(22)
Accrued gas cost recovery	26	25
Accounts payable	(27)	(18)
Income, property and other taxes payable	(4)	(18)
Other assets	19	63
Other liabilities	(29)	10

	344	336

Net cash from operating activities

Investing Activities
Plant and equipment expenditures	(102)	(131)
Proceeds from sale of assets	9	25
Other	29	(8)

Net cash used for investing activities	(64)	(114)

Financing Activities
Short-term borrowings, net	(307)	(287)
Notes payable from affiliates	58	108
Capital contribution by parent company	25	—
Dividends on common stock	(53)	(38)
Other	(5)	(7)

Net cash used for financing activities	(282)	(224)

Net Decrease in Cash and Cash Equivalents	(2)	(2)
Cash and Cash Equivalents at Beginning of Period	2	3

Cash and Cash Equivalents at End of Period	$—	$1

See Notes to Consolidated Financial Statements (Unaudited)

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S
EQUITY AND COMPREHENSIVE INCOME (UNAUDITED)

				Accumulated
				Other
(Dollars in Millions,	Common Stock		Retained	Comprehensive
Shares in Thousands)	Shares	Amount	Earnings	Loss	Total

Balance, December 31, 2009	10,300	$509	$419	$(2)	$926
Net income	—	—	93	—	93
Capital contribution by parent company	—	25	—	—	25
Dividends declared on common stock	—	—	(52)	—	(52)

Balance, September 30, 2010	10,300	$534	$460	$(2)	$992

The following table displays other comprehensive income for the nine-month periods ended September 30:

(in Millions)	2010	2009
Net income	$93	$32

Comprehensive income	$93	$32

See Notes to Consolidated Financial Statements (Unaudited)

Michigan Consolidated Gas Company
Notes to Consolidated Financial Statements (Unaudited)
NOTE 1 — BASIS OF PRESENTATION
These Consolidated Financial Statements should be read in conjunction with the Notes to Consolidated Financial Statements included in the 2009 Consolidated Financial Statements furnished on Form 8-K.
The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require management to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the Company’s estimates.
The Consolidated Financial Statements are unaudited, but in the Company’s opinion include all adjustments necessary for a fair presentation of such financial statements. All adjustments are of a normal recurring nature, except as otherwise disclosed in these Consolidated Financial Statements and Notes to Consolidated Financial Statements. Financial results for this interim period are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year ending December 31, 2010.
References in this report to “Company” and “MichCon” are to Michigan Consolidated Gas Company and its subsidiaries, collectively.
Certain prior year balances were reclassified to match the current year’s financial statement presentation.
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
Stock-Based Compensation
The Company received an allocation of costs from DTE Energy associated with stock-based compensation of $1 million and $2 million for the three months ended September 30, 2010 and 2009, respectively, while such allocation was $5 million and $3 million for the nine months ended September 30, 2010 and 2009, respectively.
NOTE 3 — NEW ACCOUNTING PRONOUNCEMENTS
Variable Interest Entity (VIE)
In June 2009, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2009-17, Amendments to FASB Interpretation 46(R). This standard amends the consolidation guidance that applies to VIEs and affects the overall consolidation analysis under Accounting Standards Codification (ASC) 810-10, Consolidation. The amendments to the consolidation guidance affect all entities and enterprises currently within the scope of ASC 810-10, as well as qualifying special purpose entities that are currently outside the scope of ASC 810-10. Accordingly, the Company reconsidered its previous ASC 810-10 conclusions, including (1) whether an entity is a VIE, (2) whether the enterprise is the VIE’s primary beneficiary, and (3) what type of financial statement disclosures are required. ASU 2009-17 is effective as of the beginning of the first fiscal year that begins after November 15, 2009. The adoption of ASU 2009-17 on January 1, 2010 had no impact on the Consolidated Financial Statements.
Fair Value Measurements and Disclosures
In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements. ASU 2010-06 requires details of transfers in and out of Level 1 and 2 fair value measurements and the gross presentation of activity within the Level 3 fair value measurement roll forward. The new disclosures are required of all entities that are required to provide disclosures about recurring and nonrecurring fair value measurements. The Company adopted ASU 2010-06 effective January 1, 2010, except for the gross presentation of the Level 3 fair value measurement roll forward which is effective for annual reporting periods beginning after December 15, 2010 and for interim reporting periods within those years. See Note 4.
NOTE 4 — FAIR VALUE
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants’ use in pricing assets or liabilities. These inputs can be readily observable, market corroborated or generally unobservable inputs. The Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. Credit risk of the Company and its counterparties is incorporated in the valuation of assets and liabilities through the use of credit reserves, the impact of which was immaterial at September 30, 2010 and December 31, 2009. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.
A fair value hierarchy has been established, which prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability, and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined as follows:
•	Level 1 — Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.

•	Level 2 — Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•	Level 3 — Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.
The following table presents assets measured and recorded at fair value on a recurring basis as of September 30, 2010:

				Balance at
(in Millions)	Level 1	Level 2	Level 3	September 30, 2010
Assets:
Investments (1) (2)	$1	$—	$—	$1

Net Assets at September 30, 2010	$1	$—	$—	$1

(1)	Excludes cash surrender value of life insurance investments.

(2)	Included in the Consolidated Statements of Financial Position in Investments.
Investments hold money market debt securities through a publicly traded institutional mutual fund, valued using quoted market prices in actively traded markets. MichCon has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices. Additionally, MichCon selectively corroborates the fair values of securities by comparison of market-based price sources.
Transfers between Levels 1, 2 or 3 are reflected as if they had occurred at the beginning of the period. No significant transfers between Levels 1, 2 or 3 occurred in the nine months ended September 30, 2010.

Fair Value of Financial Instruments
The fair value of long-term debt is determined by using quoted market prices when available and a discounted cash flow analysis based upon estimated current borrowing rates when quoted market prices are not available. The table below shows the fair value relative to the carrying value for long-term debt securities. Certain other financial instruments, such as notes payable, customer deposits and notes receivable are not shown as carrying value approximates fair value.

	September 30, 2010		December 31, 2009
	Fair Value	Carrying Value	Fair Value	Carrying Value
Long-Term Debt	$1 billion	$889 million	$942 million	$889 million
NOTE 5 — FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS
The Company recognizes all derivatives on the Consolidated Statements of Financial Position at their fair value unless they qualify for certain scope exceptions, including the normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the portion of the derivative gain or loss that is effective in offsetting the change in the value of the underlying exposure is deferred in Accumulated other comprehensive income and later reclassified into earnings when the underlying transaction occurs. For fair value hedges, changes in fair values for both the derivative and the underlying hedged exposure are recognized in earnings each period. Gains and losses from the ineffective portion of any hedge are recognized in earnings immediately. For derivatives that do not qualify or are not designated for hedge accounting, changes in the fair value are recognized in earnings each period. Gains and losses from the ineffective portion of any hedge are recognized in earnings immediately.
The Company’s primary market risk exposure is associated with commodity prices, credit and interest rates. MichCon has risk management policies to monitor and manage market risks.
Commodity Price Risk
The Company has fixed-priced contracts for portions of its expected gas supply requirements through March 2014. These gas supply contracts are designated and qualify for the normal purchases and sales exemption and are therefore accounted for under the accrual method. The Company may also sell forward transportation and storage capacity contracts. Forward transportation and storage contracts are not derivatives and are therefore accounted for under the accrual method.
Credit Risk
The Company is exposed to credit risk if customers or counterparties do not comply with their contractual obligations. MichCon maintains credit policies that significantly minimize overall credit risk. These policies include an evaluation of potential customers’ and counterparties’ financial condition, credit rating, collateral requirements or other credit enhancements such as letters of credit or guarantees. The Company generally uses standardized agreements that allow the netting of positive and negative transactions associated with a single counterparty.
The Company maintains a provision for credit losses based on factors surrounding the credit risk of its customers, historical trends, and other information. Based on the Company’s credit policies and its September 30, 2010 provision for credit losses, the Company’s exposure to counterparty nonperformance is not expected to have a material adverse effect on the Company’s financial statements.
Interest Rate Risk
MichCon occasionally uses treasury locks and other interest rate derivatives to hedge the risk associated with interest rate market volatility. In 2004, MichCon entered into an interest rate derivative to limit its sensitivity to market interest rate risk associated with the issuance of long-term debt. Such instrument was designated as a cash flow hedge. The Company subsequently issued long-term debt and terminated the hedge at a cost that is included in accumulated other comprehensive loss. Amounts recorded in other comprehensive loss will be reclassified to interest expense as the related interest affects earnings through 2033.
NOTE 6 — ASSET RETIREMENT OBLIGATIONS
A reconciliation of the asset retirement obligations for the nine months ended September 30, 2010 follows:

(in Millions)
Asset retirement obligations at December 31, 2009	$114
Accretion	5
Liabilities settled	(3)

Asset retirement obligations at September 30, 2010	$116

NOTE 7 — REGULATORY MATTERS
2009 Gas Rate Case Order
On June 3, 2010, the Michigan Public Service Commission (MPSC) issued an order in MichCon’s June 9, 2009 rate case filing. The MPSC approved an annual revenue increase of $119 million. Since the final rate relief ordered was less than the Company’s self-implemented rate increase of $170 million effective on January 1, 2010, the MPSC ordered refunds for the period the self-implemented rates were in effect. In September 2010, MichCon filed a refund plan with the MPSC. MichCon has a refund liability of approximately $15 million at September 30, 2010, representing the estimated amount due customers, including interest. In addition, the order provided for recovery of the regulatory unamortized balance of CTA. In June 2010, MichCon deferred and recognized in income approximately $32 million ($20 million after-tax) of previously expensed CTA. The non-pension component of CTA of approximately $21 million is included in Regulatory assets. The pension component of CTA of approximately $11 million is included in Regulatory liabilities.
2010 Gas Rate Case Filing
MichCon filed a rate case on July 27, 2010 based on a fully projected 2011 test year. The filing with the MPSC requested a $51 million increase in revenues that is required to recover higher costs associated with increased investments in net plant, the impact of sales reductions due to customer conservation and the economic conditions in Michigan, lower projected midstream revenues resulting from reduced storage capacity and MichCon’s shift to a lower risk predominantly long-term storage contract portfolio from a higher risk predominantly short-term storage contract portfolio, and increasing operating costs.
Gas Cost Recovery (GCR) Proceedings
The GCR process is designed to allow MichCon to recover all of its gas supply costs if incurred under reasonable and prudent policies and practices. The MPSC reviews these costs, policies and practices for prudence in annual plan and reconciliation filings.
2010-2011 Plan Year - In December 2009, MichCon filed its GCR plan case for the 2010-2011 GCR plan year. The MPSC issued an order in this case in September 2010 authorizing MichCon to charge a maximum of $7.06 per Mcf, adjustable monthly by a contingent factor. The MPSC also approved MichCon’s proposed fixed price gas purchasing program and provided clarification regarding treatment of certain affiliate purchases.
The following table summarizes MichCon’s GCR reconciliation filing currently pending with the MPSC:

Net Over-recovery,
GCR Year	Date Filed	including interest	GCR Cost of Gas Sold
2009-2010	June 2010	$5.9 million	$1.0 billion

Gas Main Renewal and Gas Meter Move Out Programs
The June 3, 2010 MPSC gas rate case order required MichCon to make filings related to gas main renewal and meter move-out programs. In a July 30, 2010 filing, MichCon proposed to implement a 10-year gas main renewal program beginning in 2012 which would require capital expenditures of approximately $17 million per year for renewing gas distribution mains, retiring gas mains, and where appropriate and when related to the gas main renewal or retirement activity, relocate inside meters to outside locations and renew service lines.
In a September 30, 2010 filing, MichCon proposed to implement a 10-year gas meter move out program beginning in 2012 which would require capital expenditures of approximately $22 million per year primarily for relocation of inside meters to the outside of residents’ houses. Recovery of costs associated with these two programs is expected to be provided through future MichCon rate cases.
Other
The Company is unable to predict the outcome of the unresolved regulatory matters discussed herein. Resolution of these matters is dependent upon future MPSC orders and appeals, which may materially impact the financial position, results of operations and cash flows of the Company.
NOTE 8 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS
In August 2010, MichCon entered into an amended and restated $250 million two-year unsecured revolving credit agreement and a new $175 million three-year unsecured revolving credit agreement with a syndicate of 23 banks that may be used for general corporate borrowings, but are intended to provide liquidity support for the Company’s commercial paper program. No one bank provides more than 8.25% of the commitment in any facility. Borrowings under the facilities are available at prevailing short-term interest rates.
The above agreements require the Company to maintain a total funded debt to capitalization ratio of no more than 0.65 to 1. In the agreements, “total funded debt” means all indebtedness of the Company and its consolidated subsidiaries, including capital lease obligations, hedge agreements and guarantees of third parties’ debt, but excluding contingent obligations, nonrecourse and junior subordinated debt and, except for calculations at the end of the second quarter, certain MichCon short-term debt. “Capitalization” means the sum of (a) total funded debt plus (b) “consolidated net worth,” which is equal to consolidated total stockholders’ equity of the Company and its consolidated subsidiaries (excluding pension effects under certain FASB statements), as determined in accordance with accounting principles generally accepted in the United States of America. At September 30, 2010, the total funded debt to total capitalization ratio for MichCon was 0.47 to 1. Should the Company have delinquent obligations of at least $50 million to any creditor, such delinquency will be considered a default under the Company’s credit agreements. There was $20 million of commercial paper outstanding at September 30, 2010 and $327 million of commercial paper outstanding at December 31, 2009.
NOTE 9 — COMMITMENTS AND CONTINGENCIES
Environmental
Contaminated Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke or oil. The facilities, which produced gas, have been designated as manufactured gas plant (MGP) sites. The Company owns, or previously owned, 14 such former MGP sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. In addition to the MGP sites, the Company is also in the process of cleaning up other contaminated sites. Cleanup activities associated with these sites will be conducted over the next several years.
The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. Accordingly, the Company recognizes a liability and corresponding regulatory asset for estimated investigation and remediation costs at former MGP sites. As of September 30, 2010 and December 31, 2009, the Company had $37 million and $36 million, respectively, accrued for remediation.

Any significant change in assumptions, such as remediation techniques, nature and extent of contamination and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company’s financial position and cash flows. However, the Company anticipates the cost deferral and rate recovery mechanism approved by the MPSC will prevent environmental costs from having a material adverse impact on results of operations.
Labor Contracts
There are several bargaining units for the Company’s union employees. The majority of the union employees are under a contract that expires in October 2013.
Purchase Commitments
As of September 30, 2010, the Company was party to numerous long-term purchase commitments relating to a variety of goods and services required for its business. These agreements primarily consist of long-term gas purchase and transportation agreements. The Company estimates that these commitments will be approximately $1.6 billion through 2051. MichCon also estimates that 2010 capital expenditures will be approximately $156 million. The Company has made certain commitments in connection with expected capital expenditures.
Bankruptcies
The Company buys and sells gas and gas transportation and storage services to numerous companies operating in the steel, automotive, energy, retail and other industries. Certain of its customers have filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. The Company regularly reviews contingent matters relating to these customers and its sale contracts and it records provisions for amounts considered at risk of probable loss. The Company believes its previously accrued amounts are adequate for probable losses. The final resolution of these matters is not expected to have a material effect on its consolidated financial statements.
Other Contingencies
The Company is involved in certain legal, regulatory, administrative and environmental proceedings before various courts, arbitration panels and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims that it can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on its operations or financial statements in the periods they are resolved.
See Note 7 for a discussion of contingencies related to Regulatory Matters.

NOTE 10 — RETIREMENT BENEFITS AND TRUSTEED ASSETS
The following details the components of net periodic benefit costs (credit) for pension benefits and other postretirement benefits:

	Pension Benefits		Other Postretirement Benefits
(in Millions)	2010	2009	2010	2009
Three Months Ended September 30
Service cost	$3	$2	$3	$3
Interest cost	10	10	7	8
Expected return on plan assets	(20)	(22)	(6)	(4)
Amortization of:
Net actuarial loss	4	1	2	2
Net transition liability	—	—	1	—

Net periodic benefit cost (credit)	$(3)	$(9)	$7	$9

	Pension Benefits		Other Postretirement Benefits
(in Millions)	2010	2009	2010	2009
Nine Months Ended September 30
Service cost	$9	$7	$10	$10
Interest cost	30	31	21	23
Expected return on plan assets	(60)	(65)	(18)	(14)
Amortization of:
Net actuarial loss	12	1	7	5
Prior service cost	—	—	—	1
Net transition liability	—	—	3	2

Net periodic benefit cost (credit)	$(9)	$(26)	$23	$27

Pension and other Postretirement Contributions
The Company does not expect to make a contribution to its pension plans in 2010.
The Company expects to contribute approximately $65 million to its postretirement medical and life insurance benefit plans during 2010. A contribution was made to the plans in the nine-month period ended September 30, 2010, by a transfer of $25 million from the MichCon Grantor Trust.
Healthcare Legislation
In March 2010, the Patient Protection and Affordable Care Act (PPACA) and the Health Care and Education Reconciliation Act (HCERA) were enacted into law (collectively, the “Act”). The Act is a comprehensive health care reform bill. A provision of the PPACA repeals the current rule permitting deduction of the portion of the drug coverage expense that is offset by the Medicare Part D subsidy, effective for taxable years beginning after December 31, 2012.
MichCon’s retiree healthcare plan includes the provision of postretirement prescription drug coverage (“coverage”) which is included in the calculation of the recorded other postemployment benefit (OPEB) obligation. Because the Company’s coverage meets certain criteria, MichCon is eligible to receive the Medicare Part D subsidy. With the enactment of the Act, the subsidy will continue to not be subject to tax, but an equal amount of prescription drug coverage expenditures will not be deductible. Income tax accounting rules require the impact of a change in tax law be recognized in continuing operations in the Consolidated Statements of Operations in the period that the tax law change is enacted.
This change in tax law required a remeasurement of the Deferred Tax Asset related to the OPEB obligation and the Deferred Tax Liability related to the OPEB Regulatory Asset. The net impact of the remeasurement is $4 million and has been deferred as a Regulatory Asset as the traditional rate setting process allows for the recovery of income tax costs.